Exhibit 16.1


March 19, 2004


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on March 15, 2004, to be filed by our former client, Caprius, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP